Exhibit 10.4

SPONSOR SUPPORT AND FOUNDER SHARES RESTRUCTURING AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of May 9, 2023, by and among OmniLit Sponsor LLC, a Delaware limited liability company (the “OmniLit Sponsor”), the Persons set forth on Schedule I hereto (together with the OmniLit Sponsor, each, a “Sponsor” and, together, the “Sponsors”), OmniLit Acquisition Corp., a Delaware corporation (“OmniLit”), and Syntec Optics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,000,000 shares of OmniLit Class A Common Stock and 791,667 shares of OmniLit Class B Common Stock as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, OmniLit, Optics Merger Sub Inc., a Delaware corporation (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing on as the surviving corporation and a wholly owned subsidiary of OmniLit, on the terms and conditions set forth therein;

WHEREAS, on the consummation of the Merger, all outstanding shares of OmniLit Class B Common Stock, all of which are held by the Sponsors (the “Sponsor Exchange Shares”), will be automatically converted pursuant to the terms of OmniLit’s certificate of incorporation into shares of OmniLit Class A Common Stock (which shares, following the effectiveness of the OmniLit Post-Merger Charter, shall be shares of OmniLit Post-Merger Class A Common Stock) (the “Sponsor Share Conversion”);

WHEREAS, the Sponsor Share Conversion is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, as an inducement to OmniLit and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by OmniLit) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) to the same extent as such provisions apply to OmniLit as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of OmniLit, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of OmniLit Common Stock owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of OmniLit Common Stock owned by such Sponsor or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) and (ii) provided, however, that the foregoing shall not apply to any Transfer (x) to a Stockholder’s Affiliates, provided that such transferee agrees in a written agreement to be bound by this Agreement prior to the occurrence of such Transfer or (y) to any other Stockholder that is party to this Agreement.

Section 1.3 New Shares. In the event that (a) any shares of OmniLit Common Stock or other equity securities of OmniLit are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of OmniLit Common Stock of, on or affecting the shares of OmniLit Common Stock owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of OmniLit Common Stock or other equity securities of OmniLit after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of OmniLit Common Stock or other equity securities of OmniLit after the date of this Sponsor Agreement (such shares of OmniLit Common Stock or other equity securities of OmniLit, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of OmniLit Common Stock owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, OmniLit Sponsor and the OmniLit Holders (as defined below) shall deliver to OmniLit and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among OmniLit, OmniLit Sponsor, the OmniLit Holders (as defined therein) and the Target Holders (as defined therein), in substantially the form attached as Exhibit E to the Merger Agreement.

Section 1.5 Sponsor Share Conversion. On the Closing Date, subject to the terms and conditions herein set forth and pursuant to the terms of OmniLit’s certificate of incorporation, OmniLit and the Sponsors hereby agree that, immediately following the effectiveness of the OmniLit Post-Merger Charter and on the consummation of the Merger, the Sponsor Exchange Shares held by the Sponsors shall be automatically converted to shares of OmniLit Class A Common Stock on a one-for-one basis. On or before the Closing, the Sponsors shall cause to be surrendered to OmniLit any certificates representing the Sponsor Exchange Shares, duly endorsed for transfer or accompanied by a duly executed stock transfer instrument reasonably acceptable to the parties hereto. OmniLit shall, as soon as practicable following the Closing and if applicable, issue to the Sponsors stock certificates representing the shares of OmniLit Post-Merger Class A Common Stock issued in exchange for the Sponsor Exchange Shares (or, if such shares are uncertificated, record an appropriate book entry for such shares).

Section 1.6 Sponsor Agreements.

(a) At any meeting of the stockholders of OmniLit, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of OmniLit is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of OmniLit Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of OmniLit Common Stock:

(i) in favor of each Transaction Proposal;

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(ii) in any other circumstances upon which a consent or other approval is required under the certificate of incorporation of OmniLit, as amended from time to time, or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all shares of OmniLit Common Stock held at such time in favor thereof, including any Anti-Dilution Waiver;

(iii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by OmniLit;

(v) against any change in the business, management or Board of Directors of OmniLit (other than in connection with the Transaction Proposals); and

(vi) against any and all other proposals that could reasonably be expected to (A) delay or impair the ability of OmniLit or Merger Sub to consummate the Transactions or (B) except as contemplated by the Merger Agreement and Transaction Proposals, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, OmniLit.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain (i) Letter Agreement, dated as of November 8, 2021, by and among the Sponsors and OmniLit (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of OmniLit Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement. Each Sponsor and OmniLit agrees not to amend, modify, waive, or terminate, or assign any of its rights, interests or obligations under, such agreements without the prior written consent of the Company.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than OmniLit or any of its Subsidiaries), on the one hand, and OmniLit or any of OmniLit’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.7 Further Assurances. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), in each case as reasonably mutually requested by OmniLit and the Company, to effect the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

Section 1.8 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would in any material respect restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.9 Lock-Up Agreement. Each Sponsor will deliver to OmniLit, substantially simultaneously with the Effective Time, a duly executed copy of the Lock-Up Agreement, in the form attached as Exhibit A.

Section 1.10 Sponsor Share Conversion. OmniLit Sponsor and each Sponsor hereby (but subject to the consummation of the Merger): (i) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of OmniLit (as may be amended from time to time, the “Certificate of Incorporation”), the provisions of Section 4.3(b)(ii) of the Certificate of Incorporation to have the OmniLit Class B Common Stock convert to OmniLit Class A Common Stock at a ratio of greater than the Initial Conversion Ratio (as defined in the Certificate of Incorporation). As a result of the foregoing all shares of OmniLit Class B Common Stock shall, in connection with the Closing, convert to shares of OmniLit Class A Common Stock on a one-for-one basis, which shares would then be exchanged for the same number of shares of OmniLit Post-Merger Class A Common Stock. The foregoing shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of OmniLit Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to OmniLit and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Sponsor’s shares of OmniLit Common Stock, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of OmniLit Common Stock (other than transfer restrictions under the Securities Act)) affecting any such shares of OmniLit Common Stock, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the OmniLit Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of OmniLit Common Stock are the only equity securities in OmniLit owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of OmniLit Common Stock are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of OmniLit Common Stock, except as provided hereunder, under the Voting Letter Agreement. Other than shares of OmniLit Class B Common Stock Common Stock, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of OmniLit or any equity securities convertible into, or which can be exchanged for, equity securities of OmniLit.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of OmniLit Common Stock), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except for the deferred underwriting commissions and other fees being held in the Trust Account, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which OmniLit or any of its Affiliates may become liable.

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(f) Affiliate Agreements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with OmniLit or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of OmniLit and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of OmniLit and (c) the written agreement of the Sponsor, OmniLit and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any wilful breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Miscellaneous. Sections 11.7 (Governing Law), 11.13 (Severability) 11.14 (Jurisdiction; Waiver of Jury Trial), and 11.15 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Section 3.3 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.4 Amendment; Waiver. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by OmniLit, the OmniLit Sponsor and the Company.

Section 3.5 Notices. All notices and other communications, to the extent legally permitted, among the parties hereto shall be in writing and shall be deemed to have been duly given, (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to OmniLit:

OmniLit Acquisition Corp.
1111 Lincoln Road, Suite 500
Miami Beach, FL 33139
Attention:	Al Kapoor
Robert O. Nelson II

Email:	akapoor@omnilitac.com
cnelson@omnilitac.com
with a copy to (which will not constitute notice):

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Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:	Carl P. Marcellino
Christopher Capuzzi

Email:	carl.marcellino@ropesgray.com
christopher.capuzzi@ropesgray.com

If to the Company:

Syntec Optics, Inc.
515 Lee Road,
Rochester, NY 14606
Attention: Joe Mohr
Email: jmohr@wordingham.com

with a copy to (which shall not constitute notice):

Woods Oviatt Gilman
1900 Bausch & Lomb Place
Rochester, NY 14604
585-987-2800
Attention: Christopher Rodi
Email: crodi@woodsoviatt.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036

Attention:	Carl P. Marcellino
Christopher Capuzzi

Email:	carl.marcellino@ropesgray.com
christopher.capuzzzi@ropesgray.com

Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 3.5 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 3.6 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.7 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.8 Tax Treatment. Each of the Company and the Sponsor shall treat the Sponsor Share Conversion as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and shall file their tax returns consistent with the foregoing (including attaching the statement described in Treasury Regulation Section 1.368-3(a) on or with the U.S. federal income tax return of the Company), and none of the Parties hereto shall take any action, or fail to take any action, inconsistent with the foregoing unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code.

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IN WITNESS WHEREOF, the Sponsors, OmniLit and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

OMNILIT SPONSOR LLC

By:	/s/ Al Kapoor
Name:	Al Kapoor
Title:	Manager

[Signature Page to Sponsor Support Agreement]

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OMNILIT:

OMNILIT ACQUISITION CORP.

By:	/s/ Robert O Nelson II
Name:	Robert O. Nelson II
Title:	Chief Financial
Officer, Treasurer and Secretary

[Signature Page to Sponsor Support Agreement]

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COMPANY:

SYNTEC OPTICS, INC.

By:	/s/ Joe Mohr
Name:	Joe Mohr
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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Schedule I

Sponsor OmniLit Common Stock

Sponsor	OmniLit Class A Common Stock	OmniLit Class B Common Stock
OmniLit Sponsor LLC c/o OmniLit Acquisition Corp. 1111 Lincoln Road Suite 500 Miami Beach, FL 33139	4,000,000	791,667

(1)	Mr. Al Kapoor may be deemed to beneficially own securities held by OmniLit Sponsor LLC by virtue of his control over OmniLit Sponsor LLC. Mr Kapoor disclaims beneficial ownership of securities held by OmniLit Sponsor LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Registration Rights Agreement, dated November 8, 2021, between OmniLit, OmniLit Sponsor and certain other security holders named therein.

2.	Letter Agreement, dated November 8, 2021, between OmniLit and the Sponsors.

3.	Private Placement Shares Purchase Agreement, dated November 8, 2021, between OmniLit, OmniLit Sponsor, LLC, Imperial Capital, LLC, and I-Bankers Securities, Inc..

4.	Indemnity Agreement, dated November 8, 2021, between OmniLit and Skylar M Jacobs.

5.	Indemnity Agreement, dated November 8, 2021, between OmniLit and Kent R Weldon.

6.	Indemnity Agreement, dated November 8, 2021, between OmniLit and Mark D Norman..

7.	Indemnity Agreement, dated November 8, 2021, between OmniLit and James M Jenkins.

8.	Indemnity Agreement, dated November 8, 2021, between OmniLit and Robert O Nelson II.

9.	Securities Subscription Agreement, dated May 20, 2021, between OmniLit Acquisition Corp. and OmniLit Sponsor, LLC.

10.	Joinder to the Profits Interests Agreement and Indemnity Agreement, dated May 4, 2023, between OmniLit and Wally Bishop

11.	Joinder to the Profits Interests Agreement and Indemnity Agreement, dated May 5, 2023, between OmniLit and Brent Rosenthal

12.	Joinder to the Profits Interests Agreement and Indemnity Agreement, dated May 8, 2023, between OmniLit and Albert Manzone

[Schedule II to Sponsor Support Agreement]